Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-231457) of Sonim Technologies, Inc. of our report dated March 27, 2020, relating to the consolidated financial statements of Sonim Technologies, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern emphasis and a change in the method of accounting for revenue) appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Moss Adams LLP

Campbell, California

March 27, 2020